Exhibit 4.47

Private & Confidential				Execution Version

	Dated	10 December	2021

	HÖEGH LNG PARTNERS LP			(1)

	as Guarantor

	and

	STANDARD CHARTERED BANK			(2)

	as Security Agent

	STANDARD CHARTERED BANK			(3)

	as Facility Agent

	STANDARD CHARTERED BANK			(4)

	as K-sure Agent

	GUARANTEE

Contents

Clause		Page

1	Interpretation	1
2	Guarantee	2
3	Liability as principal and independent debtor	2
4	Expenses	3
5	Reinstatement of obligation to pay	4
6	Payments	4
7	Interest	5
8	Subordination of rights of Guarantor	5
9	Enforcement	6
10	Representations and warranties	6
11	Undertakings	9
12	Currency indemnity	9
13	Set-off	9
14	Supplemental	10
15	Assignment	10
16	Notices	11
17	Governing law and arbitration	11

THIS GUARANTEE is made on 10 December 2021

BETWEEN:

(1)

HÖEGH LNG PARTNERS LP a limited partnership incorporated in the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and its principal office at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (the Guarantor) in favour of:

(2)

STANDARD CHARTERED BANK acting for the purpose of this Guarantee through its office at 6th Floor, 1 Basinghall Avenue, London. EC2V 5DD as security agent and trustee for and on behalf of the Finance Parties (as defined in the Facility Agreement referred to in recital below) (the Security Agent);

(3)

STANDARD CHARTERED BANK acting for the purpose of this Guarantee through its office at 6th Floor, 1 Basinghall Avenue, London. EC2V 5DD as facility agent for and on behalf of the Finance Parties (as defined in the Facility Agreement referred to in recital below) (the Facility Agent); and

(4)	STANDARD CHARTERED BANK acting for the purpose of this Guarantee through its office at 6th Floor, 1 Basinghall Avenue, London. EC2V 5DD (the K-sure Agent).

WHEREAS:

By an agreement dated 12 September 2013, as supplemented, amended and restated by a Side Letter dated 11 March 2014, a Second Side Letter dated 18 December 2014, a Third Side Letter dated 30 June 2015, a Fourth Side Letter dated 22 October 2015, a First Amendment and Restatement Agreement dated 29 September 2021 and an Amendment and Restatement Agreement dated 10 December 2021 (the Second Amendment and Restatement Agreement) (and as may be further amended from time to time) (the Facility Agreement) and made between, amongst others, (1) PT Hoegh LNG Lampung as borrower, (2) the financial institutions listed therein as lenders (the Lenders), (3) the financial institutions listed therein as hedging banks, (4) Standard Chartered Bank as facility agent, (5) Standard Chartered Bank as security agent, (6) Standard Chartered Bank as K-sure agent, (7) Standard Chartered Bank as offshore account bank, and (8) Standard Chartered Bank, Jakarta Branch as onshore account bank, the Lenders have agreed, upon and subject to the terms and conditions of the Facility Agreement, to make available to the Borrower certain loan facilities (the Loan).

IT IS AGREED as follows:

1	Interpretation
1.1	Defined expressions

Words and expressions defined in the Facility Agreement shall have the same meanings when used in this Guarantee unless otherwise defined herein or the context otherwise requires.

1.2	Construction of certain terms

In this Guarantee:

Effective Date has the meaning given to such expression in the Second Amendment and Restatement Agreement (as defined in the Recital).

Facility Agreement means the Facility Agreement referred to in the recital and includes any existing or future amendments or supplements, whether made with the Guarantor's consent or otherwise.

Original Financial Statements means the audited consolidated financial statements for the Guarantor for the financial year ended 31 December 2020.

1.3	Construction and interpretation provisions of Facility Agreement

Clauses 1.2 (Construction) and 1.3 (Third party rights) of the Facility Agreement apply, with any necessary modifications, to this Guarantee.

2	Guarantee
2.1	Guarantee

On and from the Effective Date, the Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party the due and punctual payment and discharge of all obligations from time to time incurred by the Borrower under the Finance Documents;
(b)

undertakes with each Finance Party that, whenever the Borrower does not pay or discharge any of its obligations under or in connection with the Finance Documents when they become due for payment or discharge, it will within five (5) Business Days of demand do so itself, as if it were the principal obligor; and

(c)

agrees that if any obligation guaranteed by it in this Guarantee is or becomes unenforceable, invalid or illegal it will as an independent and primary obligation indemnify each Finance Party (through the Security Agent) within five (5) Business Days of demand by the Security Agent on behalf of the relevant Finance Party against any cost, loss or liability that Finance Party incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 2.1 if the amount claimed had been recoverable on the basis of a guarantee.

2.2	No limit on number of demands

The Security Agent may serve more than one demand under clause 2.1 (Guarantee).

3	Liability as principal and independent debtor
3.1	Principal and independent debtor

The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

3.2	Waiver of defences

The obligations of the Guarantor under this Guarantee will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause, would reduce, release or prejudice any of its obligations under this Guarantee including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security Interest;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or Security Interest including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;
(g)	any insolvency or similar proceedings; or
(h)

without limiting the generality of any of the above paragraphs, a bankruptcy of the Borrower, the introduction of any law resulting in the Borrower being discharged from liability under the Facility Agreement, or the Facility Agreement ceasing to operate (for example, by interest ceasing to accrue).

3.3	Immediate recourse

The Guarantor waives any right it may have of first requiring the Security Agent or any other Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Guarantee.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

3.4	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably and unconditionally discharged in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other money, security or rights held or received by it (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in the manner and order it thinks fit (whether against those amounts or otherwise) and the Guarantor will not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any money received from the Guarantor or on account of the Guarantor’s liability under this Deed.
4	Expenses
4.1	Costs of preservation of rights, enforcement etc

The Guarantor shall within five (5) Business Days of demand by the Security Agent, pay to the Security Agent, the amount of all costs and expenses (including fees, costs and expenses of legal advisers) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, this Guarantee.

4.2	Fees and expenses payable under Facility Agreement

Clause 4.1 (Costs of preservation of rights, enforcement etc) is without prejudice to the Guarantor’s liabilities in respect of the Borrower’s obligations under clause 18 (Costs and expenses) of the Facility Agreement and under similar provisions of other Finance Documents and provided that neither the Guarantor nor the Borrower may be required to pay an amount of such costs and expenses that has already been paid by the Guarantor or the Borrower or otherwise recovered pursuant to the Finance Documents.

5	Reinstatement of obligation to pay

If any discharge, release or arrangement (whether in respect of the obligations of the Guarantor or any security for those obligations or otherwise) is made by the Security Agent in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

6	Payments
6.1	Method of payments
6.1.1	Any amount due under this Guarantee shall be paid:
(a)	in immediately available funds;
(b)	to such account (to be an account into which payments can be made in the relevant currency) as the Security Agent may from time to time notify to the Guarantor;
(c)	in full, without any form of set-off, cross-claim or condition; and
(d)	free and clear of any tax deduction except a tax deduction which the Guarantor is required by law to make.
6.1.2

No payment by the Guarantor (whether under a court order or otherwise) will discharge the obligations of the Guarantor unless and until the payment has been made in full to the account specified pursuant to clause 6.1.1(b) in the currency in which the obligation is payable.  If an amount is paid in a currency other than the currency in which it was due and on conversion of that currency at a market rate of exchange, the amount of the payment falls short of the amount of the obligation concerned, the Security Agent will have a separate cause of action against the Guarantor for the shortfall.

6.1.3	Any certification or determination by the Security Agent of an amount payable by the Guarantor under this Guarantee is, in the absence of manifest error, prima facie evidence of that amount.
6.2	Currency of payments
(a)	Subject to clause (b) below, all payments for any sums due from the Guarantor shall be demanded and paid in dollars.
(b)	Each payment in respect of costs, expenses or Tax shall be demanded and made in the currency in which the cost, expenses or Tax is incurred.
6.3	Grossing-up for Tax

If the Guarantor is required by law to make a tax deduction from a payment due under this Guarantee to a Finance Party, the amount due to the Security Agent shall be increased by the amount necessary to ensure that the Security Agent and (if the payment is not due to the Security Agent for its own account) each of the Finance Parties beneficially interested in the payment receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received, provided that if any Finance Party has become a Finance Party as a result of any assignment or transfer or appointment of a successor Agent or Security Agent the Guarantor will only be obliged to make a payment under this clause in respect of such Finance Party to the same extent as it would have done had the transfer, assignment or appointment not occurred.

6.4	Claw-back of Tax Credit
(a)

If, following any such deduction or withholding as is referred to in clause 6.3 (Grossing-up for Tax) from any payment by the Guarantor, any Finance Party shall receive, utilise or be granted a credit against or remission for any Tax payable by it, that Finance Party shall, subject to the Guarantor having made any increased payment in accordance with clause 6.3 (Grossing-up for Tax) and to the extent that the relevant Finance Party can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of any Finance Party to obtain any such other relief or allowance which may be available to it, reimburse the Guarantor with such amount as that Finance Party determines to be the proportion of such credit or remission as will leave it (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Guarantor as aforesaid. Such reimbursement shall be made forthwith upon the relevant Finance Party certifying that the amount of such credit or remission has been received by it.

(b)	Nothing contained in this Guarantee shall oblige any Finance Party to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations.
7	Interest
7.1	Accrual of interest

Any amount due under this Guarantee shall carry interest from the date on which such amount was due until it is actually paid (after, as well as before, judgment), unless interest on that same amount also accrues under the relevant Finance Document.

7.2	Calculation of interest

Interest under this Guarantee shall be calculated and accrue in the same way as interest under clause 10.3 (Default interest) of the Facility Agreement.

7.3	Guarantee extends to interest payable under Finance Documents

For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under or in connection with the Finance Documents.

8	Subordination of rights of Guarantor

For as long as any Secured Obligations remain outstanding, the Guarantor agrees that, without the prior written consent of the Security Agent, it shall not exercise any rights it may have by reason of performance of any of its obligations under this Guarantee or any amount being payable, or liability arising, under this Guarantee:

(a)	to be indemnified by the Borrower;
(b)	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents;
(c)

to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Guarantee;

(d)	to claim, or in a bankruptcy of the Borrower or any other Obligor prove for, any amount payable to the Guarantor by the Borrower or any other Obligor, in respect of this Guarantee;

(e)	to take or enforce any Security Interest existing over any asset of the Borrower or any asset of any other Obligor which relates to the Project or otherwise issued in connection with this Guarantee;
(f)	to claim to set-off any such amount against any amount payable by the Guarantor to the Borrower; or
(g)	to claim any subrogation or other right in respect of the rights of the Finance Parties under any Finance Document or any sum received or recovered by any Finance Party under a Finance Document.
9	Enforcement
9.1	No requirement to commence proceedings against the Borrower

Neither the Security Agent nor any other Finance Party will need to commence any proceedings under, or enforce any Security Interest created by, the Facility Agreement or any other Finance Document and/or any Hedging Master Agreement before claiming or commencing proceedings under this Guarantee, irrespective of any law or any provision of a Finance Document to the contrary.

9.2	Conclusive evidence of certain matters

However, as against the Guarantor:

(a)	a final arbitration award against the Borrower in accordance with the provisions of the Facility Agreement; and
(b)	any statement or admission of the Borrower in connection with a Default or Event of Default,

shall be binding and conclusive as to all matters of fact and law to which it relates.

9.3	Application of funds

The Security Agent must apply any sum received or recovered under or by virtue of this Guarantee or any Security Interest connected with it immediately against the Obligations of the Borrower under the Finance Documents.

10	Representations and warranties

The Guarantor makes the representations and warranties in this clause 10 to the Security Agent at the times specified in clause 10.14.

10.1	Status
(a)	It is a limited partnership, duly formed and validly existing in good standing under the law of its jurisdiction of formation.
(b)	It has the power to own its assets and carry on its business as it is being conducted.
(c)

The Board of Directors (as that term is defined in the Second Amended and Restated Agreement of Limited Partnership of the Guarantor dated 5 October 2017, as amended (the “Partnership Agreement”) has been validly and properly constituted in accordance with the terms of the Partnership Agreement and the General Partner (as defined in the Partnership Agreement) has authorised the delegation of, and irrevocably delegated to the Board of Directors, all management powers over the affairs of the Partnership that it may now or hereafter possess under applicable law.

(d)

There is nothing in the Partnership Agreement (nor any document or transaction referred to, directly or indirectly, in the Partnership Agreement) that might adversely affect the validity and/or binding nature and/or enforceable nature of this Guarantee, at any time.

10.2	Binding obligations

Subject to any applicable Legal Reservation, the obligations expressed to be assumed by it in this Guarantee are legal, valid, binding and enforceable obligations.

10.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by this Guarantee do not and will not conflict with:

(a)	subject to any Legal Reservations, any law or regulation applicable to it;
(b)	its constitutional documents; or
(c)	in any material respect any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.
10.4	Power and authority
(a)	It has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, this Guarantee.
(b)	No limit on its powers will be exceeded as a result of the giving of guarantees or indemnities contemplated by this Guarantee.
10.5	Financial Statements
(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.
(b)	Its Original Financial Statements fairly represent its financial condition and operations during the relevant financial year to which they relate.
10.6	Governing law and enforcement
(a)	Subject to the Legal Reservations, the choice of governing law of this Guarantee will be recognised and enforced in the Guarantor’s Relevant Jurisdiction.
(b)	Subject to the Legal Reservations, any arbitration award obtained in relation to the Guarantor will be recognised and enforced in the Guarantor’s Relevant Jurisdiction.
10.7	Information
(a)	Any Information is true and accurate in all material respects at the time it was given or made.
(b)

There were at the time any Information was given or provided no facts or circumstances or any other information which have not been disclosed to a Finance Party in writing and could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

(c)	The Information did not at the time it was provided omit anything which could make that Information incomplete, untrue, inaccurate or misleading in any material respect.

(d)

All opinions, projections, forecasts, estimates or expressions of intention contained in the Information and prepared by the Guarantor and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

(e)

For the purposes of this clause 10.7, Information means: any written information provided by the Guarantor to any of the Finance Parties in connection with the Transaction Documents or the transactions referred to in them, excluding any Information concerning any third party (which is not an Obligor or a member of the Höegh MLP Group) which was received and provided by the Guarantor in good faith and to the best of its knowledge and belief at the time it was given or provided.

10.8	No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 32.9 (Insolvency proceedings) of the Facility Agreement or creditors’ process described in clause 32.12 (Creditors’ process) of the Facility Agreement has been taken or, to the knowledge of the Guarantor, threatened in relation to the Guarantor and none of the circumstances described in clause 32.8 (Insolvency) of the Facility Agreement applies to the Guarantor nor its General Partner (as defined in the Partnership Agreement referred to in Clause 10.1).

10.9	No filing, stamp taxes or announcements

Under the laws of the Guarantor’s Relevant Jurisdiction it is not necessary this Guarantee be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to this Guarantee except any filing, recording or enrolling or any tax or fee payable in relation to this Guarantee which is referred to in any legal opinion delivered to the Facility Agent under clause 4.1 (Initial conditions precedent) of the Facility Agreement and which will be made or paid promptly after the date of this Guarantee within any applicable period.

10.10	No proceedings pending or threatened

Other than as disclosed to the Finance Parties in the 2021 Disclosure Letters (as defined in the Second Amendment and Restatement Agreement), no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency have (to the best of the Guarantor’s knowledge and belief) been started or threatened against the Guarantor which, if adversely determined, would have or might reasonably be expected to have a Material Adverse Effect.

10.11	No breach of laws
(a)	The Guarantor is in compliance with all applicable laws and regulations to the extent that failure to do so has or might reasonably be expected to have a Material Adverse Effect.
(b)	No labour dispute is current or, to the best of the Guarantor’s knowledge and belief, threatened against the Guarantor which might reasonably be expected to have a Material Adverse Effect.
10.12	Taxation
(a)

The Guarantor is not materially overdue in the payment of any amount in respect of Tax returns or materially overdue in the payment of any amount in respect of Tax save to the extent that (i) payment is being contested in good faith; (ii) adequate reserves are being maintained for those Taxes; and (iii) payment can be lawfully withheld and failure to pay these Taxes will not or could not reasonably be expected to result in the imposition of any penalty.

(b)

No claims or investigations are being, or is reasonably likely to be, made or conducted against the Guarantor with respect to Taxes such that a liability of, or claim against, the Guarantor is reasonably likely to arise for an amount for which adequate reserves are not being maintained and which has or is reasonably like to have a Material Adverse Effect.

10.13	Shares

The Guarantor indirectly, legally and beneficially, owns at least forty nine per cent (49%) of the shares in the Borrower and has management control of the Borrower.

10.14	Repetition of representations and warranties

The representations and warranties in this clause 10 are made on the date of this Guarantee. On the dates of each Utilisation Request and on the first day of each Interest Period, the Guarantor shall be deemed to repeat the representations and warranties in clauses 10.1 to 10.7, as if made with reference to the facts and circumstances existing on such day

11	Undertakings

The Guarantor undertakes to comply with the undertakings specified as applying to it, as contained in clause 21 (Financial covenants) of the Facility Agreement, throughout the Facility Period.

12	Currency indemnity

In addition, clause 16.1 (Currency indemnity) of the Facility Agreement shall apply, with any necessary adaptations, in relation to this Guarantee.

13	Set-off
13.1	Application of credit balances

When an Event of Default has occurred and is continuing, each Finance Party at that time entitled to a payment under this Guarantee may without prior notice set off any matured obligation due from the Guarantor under this Guarantee (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.  Any such amount set off shall be deemed for all purposes to have been paid by the Guarantor under this Guarantee and received by the relevant Finance Party (and if applicable by the Security Agent for the relevant Finance Party) in accordance with this Guarantee and applied in accordance with this Guarantee and the Facility Agreement and shall automatically reduce the Guarantor’s liabilities hereunder accordingly.

13.2	Existing rights unaffected

No Finance Party shall be obliged to exercise any of its rights under clause 13.1 (Application of credit balances); and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Finance Party is entitled (whether under the general law or any document).

13.3	Sums deemed due to a Lender

For the purposes of this clause 13, a sum payable by the Guarantor to the Facility Agent and/or the Security Agent (as the case may be) for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to that Lender, subject in each case to compliance with the provisions of clause 13.1.

14	Supplemental
14.1	Continuing guarantee

This Guarantee shall remain in force as a continuing security at all times  and will, subject to clause 2, extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

14.2	Rights cumulative, non-exclusive

The Security Agent's rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

14.3	No impairment of rights under Guarantee

If the Security Agent omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Security Agent under this Guarantee. A single or partial exercise of a right by the Security Agent will not preclude its further exercise.

14.4	Severability of provisions

If, at any time, any provision of this Guarantee is or subsequently becomes void, illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the voidability, legality, validity or enforceability of the remaining provisions nor the voidability, legality, validity or enforceability of that provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

14.5	Guarantee not affected by other security

This Guarantee is in addition to and shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts which the Security Agent or any other Finance Party may now or later hold in connection with the Facility Agreement.

14.6	Amendments

Any term of this Guarantee may only be amended or waived in writing and with the consent of the Guarantor and the Security Agent acting on the instructions of the Facility Agent (on the instructions of the Majority Lenders).

14.7	Liability and indemnity

The Security Agent will not be in any way liable or responsible to the Guarantor for any loss or liability of any kind arising from any act or omission by it of any kind in relation to this Guarantee, except to the extent caused by its own gross negligence or wilful misconduct.

15	Assignment
(a)

The Facility Agent and the Security Agent may assign their rights under and in connection with this Guarantee to a successor Facility Agent or Security Agent respectively appointed in accordance with the Facility Agreement.

(b)	The Guarantor may not assign or transfer any of its rights or obligations under this Guarantee.

16	Notices
16.1	Notices to Guarantor

Any notice or demand to the Guarantor under or in connection with this Guarantee shall be given by letter or e-mail at:

Höegh LNG Partners LP

c/o Höegh LNG AS, Drammensveien 134, PO Box 4 Skoyen, NO-0212 Oslo, Norway

E-mail : havard.furu@hoeghlng.com, with a copy to inger.johanne.prizzi@hoeghlng.com or to such other address which the Guarantor may notify to the Facility Agent and the Security Agent. For the avoidance of doubt, any notice or demand served on a Guarantor will be valid once served on the Guarantor at such address (or such other main address as the Guarantor may notify to the Facility Agent and the Security Agent). The service of a copy notice or demand to another address shall be for information purposes only.

16.2	Notices to the Facility Agent and Security Agent

Any notice to the Facility Agent or the Security Agent under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Facility Agent or the Security Agent respectively under the Facility Agreement.

17	Governing law and arbitration
17.1	English law

This Guarantee and any non-contractual obligations connected with it shall be governed by, and construed in accordance with, English law.

17.2	Arbitration
(a)

Any dispute arising out of or in connection with this Guarantee, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of Singapore International Arbitration Centre (SIAC Rules) for the time being in force which rules are deemed to be incorporated by reference to this clause.

(b)	The tribunal shall consist of a panel of three arbitrators (the Tribunal) appointed in accordance with the SIAC Rules.
(c)	The language of the arbitration shall be English.
(d)

The parties undertake to keep confidential the existence of, and all awards in, any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain - save and to the extent that disclosure may be required of a party by legal duty to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

(e)

By agreeing to arbitration in accordance with this clause, the parties do not intend to deprive any competent court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings or the enforcement of any award. Any interim or provisional relief ordered by any competent court may subsequently be vacated, continued or modified by the arbitral tribunal on the application of either party.

AS WITNESS the hands of the duly authorised officers or attorneys of the Guarantor, the Facility Agent and the Security Agent the day and year first before written.

GUARANTEE SIGNATURE PAGE

THE GUARANTOR

EXECUTED and DELIVERED as a DEED	)
By Håvard Furu	)
for and on behalf of	)	/s/ Håvard Furu
HÖEGH LNG PARTNERS LP	)
in the presence of:	)

/s/ Veronica B. Sandnes
................................
Witness

Name: Veronica B. Sandnes
Address: Drammensveien 134 0277 Oslo - Norway
Occupation: Corporate Legal Affairs Manager

THE SECURITY AGENT

EXECUTED and DELIVERED as a DEED	)
By Paul Thompson	)
for and on behalf of	)	/s/ Paul Thompson
STANDARD CHARTERED BANK	)
in the presence of:	)

/s/ Matthew Willden
................................
Witness

Name: Matthew Willden
Address: Standard Chartered Bank 1 Basinghall Avenue London EC2V 5DD
Occupation:

THE FACILITY AGENT

EXECUTED and DELIVERED as a DEED	)
By Paul Thompson	)
for and on behalf of	)	/s/ Paul Thompson
STANDARD CHARTERED BANK	)
in the presence of:	)

/s/ Matthew Willden
................................
Witness

Name: Matthew Willden
Address: Standard Chartered Bank 1 Basinghall Avenue London EC2V 5DD
Occupation:

THE K-SURE AGENT

EXECUTED and DELIVERED as a DEED	)
By Paul Thompson	)
for and on behalf of	)	/s/ Paul Thompson
STANDARD CHARTERED BANK	)
in the presence of:	)

/s/ Matthew Willden
................................
Witness

Name: Matthew Willden
Address: Standard Chartered Bank 1 Basinghall Avenue London EC2V 5DD
Occupation: